Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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
                                                                                                                 Six
                                                                                                                Months
                                                                                                                Ended
                                                                 Year Ended 30 September                       31 Mar
                                                  --------------------------------------------------------    ---------
                                                   1995        1996        1997          1998        1999       2000
                                                  ------      ------      ------        ------      ------    ---------
Earnings:

Income before extraordinary item
  and the cumulative effect of accounting
  changes:
                                                   $368.2     $416.4      $429.3        $546.8      $450.5      $98.2

Add (deduct):
  Provision for income taxes                        186.2      195.5       203.4         280.9       209.5       20.8

  Fixed charges, excluding capitalized
   interest                                         148.8      184.0       233.0         202.8       194.4      107.4

  Capitalized interest amortized during the
   period                                             9.1        9.4         8.3           7.4         6.1        3.5

  Undistributed earnings of  less-than-
   fifty-percent-owned affiliates                  (25.4)      (40.6)      (31.1)        (25.3)      (44.5)     (16.9)
                                                   ------      ------      ------     ---------     -------    -------

   Earnings, as adjusted                          $686.9      $764.7      $842.9      $1,012.6      $816.0     $213.0
                                                  =======     =======     =======     =========     =======    =======

Fixed Charges:

Interest on indebtedness, including
  capital lease obligations                       $139.4      $171.7      $217.8        $186.7      $175.4      $95.3

Capitalized interest                                18.5        20.0        20.9          18.4        24.7       12.3

Amortization of debt discount premium
  and expense                                         .2         1.5         1.8           1.9         1.3        2.8

Portion of rents under operating leases
   representative of the interest factor             9.2        10.8        13.4          14.2        17.7        9.3
                                                  ------      ------      ------       -------      ------     ------

     Fixed charges                                $167.3      $204.0      $253.9        $221.2      $219.1     $119.7
                                                  ======      ======      ======       =======      ======     ======

Ratio of Earnings to Fixed Charges:                  4.1         3.7         3.3           4.6         3.7        1.8
                                                  ======      ======      ======        ======      ======     ======
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